Exhibit 99.1

FOR IMMEDIATE RELEASE

For:  Cathay General Bancorp                                                                                  Contact: Heng W. Chen
         777 N. Broadway                                                                                                         (213) 625-4752
         Los Angeles, CA 90012

        Great Eastern Bank                                                                                        Contact: William J. Laraia

        235 Fifth Avenue                                                                                                          (212) 725-3800

        New York, NY 10016

Cathay General Bancorp to Acquire Great Eastern Bank -
Great Eastern Bank Terminates Transaction with UCBH Holdings

Los Angeles, Calif., New York, NY, February 21: Cathay General Bancorp ("Cathay", NASDAQ: CATY), the holding company for Cathay Bank, and Great Eastern Bank ("Great Eastern") announced today that they have entered into an agreement for Cathay to acquire Great Eastern for $58.44 per share. Great Eastern has terminated its agreement with UCBH Holdings, Inc. dated October 13, 2005, and paid the break-up fee contemplated by that transaction.

"We are delighted to announce our agreement to acquire Great Eastern," said Mr. Dunson K. Cheng, Chairman of the Board, President, and Chief Executive Officer of Cathay. "This acquisition will more than double our loans and deposits in New York. It will also increase our branch network from 4 to 9, which we expect to provide a self-sustaining platform to expand our East Coast operations to other states. We look forward to rapidly closing the transaction and serving the Great Eastern customers."

"We are very pleased to announce this transaction and become a part of Cathay, as they continue their expansion into the New York region," said William J. Laraia, President and Chief Executive Officer of Great Eastern. "We look forward to our future as a part of the Cathay family," concluded Mr. Laraia.

Under the terms of the Agreement with Great Eastern, Cathay will be commencing a tender offer to acquire all of the shares of Great Eastern for either $58.44 in cash or Cathay common stock. Only accredited investors will be eligible to receive shares of Cathay common stock. The offer is conditioned on holders of at least two-thirds of the Great Eastern shares tendering their shares into the offer and on accredited investors holding at least 45% of the Great Eastern shares tendering their shares into the offer and other customary conditions. If the conditions to the tender offer are met, Cathay expects to close the tender offer within forty-five days.

If the tender offer is successfully consummated, Great Eastern would become a subsidiary of Cathay immediately and would be merged with and into Cathay Bank when all regulatory approvals for the merger into Cathay Bank are received and following the expiration of any applicable waiting periods. If the offer conditions are not met, Cathay will submit a proposal to merge Great Eastern with and into Cathay Bank to a vote of the Great Eastern shareholders. Holders of more than one-third of the Great Eastern shares have agreed to support the transaction and tender their shares into the offer and/or vote in favor of the merger proposal.

Accredited investors who hold up to 60% of the Great Eastern shares may elect to receive Cathay shares, subject to pro-ration such that holders of at least 45% of the Great Eastern shares will receive Cathay shares. Additionally, if the Cathay shares are valued at less than $31.86 at closing, the transaction will also be subject to pro-ration such that holders of no more than 45% of the Great Eastern shares will receive Cathay shares.

Cathay management expects the transaction to be accretive to earnings per share in 2006 and thereafter.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates twenty-nine branches in California, four branches in New York State, one in Massachusetts, one in Houston, Texas, two in Washington State, and representative offices in Taipei, Hong Kong, and Shanghai. Cathay Bank's website is found at http://www.cathaybank.com/.

ABOUT GREAT EASTERN BANK

Great Eastern Bank is a New York State-chartered commercial bank engaged in banking activities through its corporate and branch offices located in the New York Metropolitan area to conveniently serve the financial needs of its customer base. Founded in 1986, Great Eastern Bank has been providing a full range of commercial and consumer banking services to small businesses, the Asian-American community and the general public. Due to increasing customer demand, a building was purchased in Midtown Manhattan on Fifth Avenue in close proximity to the Empire State Building. A branch was opened in this location in July 1998, and the building now serves as its Midtown Headquarters. For additional information, visit the web site for Great Eastern Bank at www.gebank.com.

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

Statements made in this news release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this news release are forward-looking statements. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements, of Cathay General Bancorp to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: the company's ability to successfully consummate a transaction with Great Eastern Bank or realize the benefits of such a transaction if consummated. These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2004, its reports and registration statements filed (including those filed by GBC Bancorp prior to its merger with Cathay General Bancorp) with the Securities and Exchange Commission ("SEC") and other filings it makes in the future with the SEC from time to time. All forward-looking statements speak only as of the date of this news release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise or to publicly announce the results of any revision of any forward-looking statement to reflect future developments or events. There can be no guarantee that any transaction between Cathay General Bancorp and Great Eastern Bank will occur or what the price or terms of any such transaction may be. This release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Cathay General Bancorp.

Cathay General Bancorp's filings with the SEC are available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 777 N. Broadway, Los Angeles, CA 90012, Attention: Investor Relations (213) 625-4749.